EXHIBIT 2.2

BILL OF SALE

Date:	March 31, 2000

Seller:	Walter O'Cheksey, Trustee in Bankruptcy for CPS Systems, Inc.; Case No. 00-30405-HCA-11

Seller's Mailing Address (including County):

2575 South Loop 289, Suite 103 Lubbock, Lubbock County, Texas

Buyer:	Manatron, Inc.
Buyer's Mailing Address:

510 East Milham Avenue Portage, Michigan

Consideration:

ONE MILLION EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($1,800,000.00) and other good and valuable consideration.

Personal Property:

All assets consisting of intellectual property, contract software, software, personal property and other assets as described in the Order Authorizing Trustee to Sell Assets to Manatron, Inc. Free and Clear of Liens entered by the Bankruptcy Court on the 30th day of March, 2000, a copy of said Order is attached hereto as Exhibit "A," said sale being "as is" and free and clear of all liens, claims, encumbrances, and taxes.

/s/ Walter O'Cheskey
Walter O'Cheskey

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In Re:	§
§
CPS Systems, Inc. Debtor	§ § §	Case No. 00-30405-HCA-11

ORDER AUTHORIZING TRUSTEE TO SELL ASSETS
TO MANATRON, INC. FREE AND CLEAR OF LIENS

          At a hearing held on March 24, 2000, this Court considered the Motion of Walter O'Cheskey, the Chapter 11 Trustee of CPS Systems, Inc., for authority to sell all assets of the debtor free and clear of liens, and the Court finding that notice was given in a manner reasonable under the particular circumstances consistent with the prior orders of the Court, and the Court having taken evidence and heard arguments of counsel, and the Court having instructed the Trustee to conduct an auction of the debtor's assets, either as a whole or piecemeal, to the bidder with the highest cash or credit bid offer; the Court finding that there is a bona dispute as to the validity of liens against the estate's property that permits the Trustee to sell the property pursuant to 11 U.S.C. § 353(f)(4); and the Court finding that the Trustee conducted such auction at the hearing and that Manatron, Inc. was the highest bidder for the following intellectual property, contracts, software, personal property and other assets identified in the Trustee's Final Asset Sale Procedures:

Group 4:	LEGAL COBOL TEXAS TAX/APPRAISAL SOFTWARE identified as "TXTAX"

Group 5:	LEGACY INFORMIX CAMA SOFTWARE identified as "CAMA-1"

Group 6:	FLORIDA LEGACY COBOL TAX, FLORIDA VISUAL BASIC ORACLE TAX, OKLAHOMA LEGACY COBOL TAX, COLORADO LEGACY COBOL TAX, AND FLORIDA INTEGRATED VOICE RESPONSE identified as "TAX-C and IVR" and

------------------------------

1          This Court has jurisdiction of this matter under 28 U.S.C. § 1334(a), 28 U.S.C. § 157(a), and Miscellaneous Rule No. 33 of the Northern District of Texas contained in Order of Reference of Bankruptcy Cases and Proceedings Nune Pro Tune dated August 3, 1984. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(1) and (b)(2)(A), (L) & (O).

2          See attached list of assets and contracts comprising Groups 4, 5, & 6 as approved for sale to Manatron, Inc. hereunder.

and the Court finding that the Trustee conducted the sale at arm's length pursuant to the terms and conditions required by the Court, and that the purchase of these assets was and is in good faith and for fair value within the meaning of 11 U.S.C. § 363(m), and that the record demonstrates sound business purpose and justification, as well as compelling circumstances for the sale prior to outside a plan of reorganization, it is hereby

          ORDERED, that the sale by the Trustee of the assets described in Groups 4, 5, & 6 to Manatron, Inc. in the amount of One Million Eight Hundred Thousand and no/100 Dollars ($1,800,000.00) is approved as a cash transaction and a sale free and clear of all liens, claims, encumbrances and taxes such that all rights of ownership in and use of such assets shall vest exclusively in Manatron, Inc. It is further

          ORDERED, that the Trustee is authorized to execute any and all documents necessary to effectuate the closing of this sale. It is further

          ORDERED, that for those contracts that Manatron, Inc. has elected to assume which contracts are set forth in Exhibit "A" (the "Assumed Contracts"), the Trustee shall proceed as provided in 11 U.S.C. § 365 and seek authorization to assume and assign the Assumed Contracts to Manatron, Inc. as provided therein. It is further

          ORDERED, that for those contracts Manatron, Inc. has elected not to assume which are set forth on Exhibit "B" (the "Rejected Contracts"), the Trustee shall proceed as provided in 11

U.S.C. § 365 and seek authorization to reject the Rejected Contracts and the Trustee is further authorized to sell any municipality whose contract was rejected a limited license authorizing said municipality to use the code applicable to the rejected contract for its sole use only, free and clear of liens, for the sum of $500.00. It is further

          ORDERED, that said limited license is for the exclusive use of the purchasing customer in processing its own data only and is subject to: (1) the restrictions of the existing contract between CPS Systems, Inc. and the purchasing customer (including but not limited to the non-disclosure and confidentiality provisions); (2) the condition that the purchasing customer may not transfer, sell, assign or otherwise market or distribute the source code and (3) the requirement that the source code can not be used by the customer to process data other than its own data. As a part of this sale, the Trustee conveys his rights to Manatron to enforce the limitations and restrictions contained herein. It is further

          ORDERED, that Manatron, Inc. shall be entitled to the protection of 11 U.S.C. § 363(m) if this Order or any authorization contained herein is reversed or modified on appeal. It is further

          ORDERED, that all liens and other interests encumbering the assets purchased by Manatron, Inc. shall flow to and attach to the proceeds of the sale with the same rank, priority and effect as they encumber the property at the time of the sale, but upon completion of the sale of property to Manatron, Inc., the Trustee will retain the proceeds in an interest-bearing trust account and not distribute them without authority and permission of this Court. It is further

          ORDERED, that all objections to the Trustee's motion to sell assets to Manatron, Inc. are denied.

Dated: March 30, 2000	/s/ The Honorable Harold C. Abramson
The Honorable Harold C. Abramson, United States Bankruptcy Judge

Approved:

/s/ Max R. Tarbox	/s/ H. Dewayne Hale
Max R. Tarbox Law Offices of Max R. Tarbox Attorney for Chapter 11 Trustee	H. DeWayne Hale McGuire, Craddock, Strother & Hale, P.C. Attorney for Manatron, Inc.

EXHIBIT A TO ORDER APPROVING SALE
ASSUMED CONTRACTS
SUMMARY

States	Composition	Number Counties & Cities
1. Florida	25 - Legacy COBOL Tax 17 - IVR 7 - Legacy Financials 2 - Internet 1 - Legacy Informix CAMA	34
2. Texas	13 - Texas Tax 7 - Tax COBOL Appraisal	13
3. Oklahoma	12 - Legacy Informix CAMA 8 - Legacy COBOL Tax	12
4. North Carolina	2 - Legacy Informix CAMA	2
		61

In connection with the assumption of the Florida Contracts Manatron has agreed with representatives of the Florida Tax Collectors to:

1.	Assume all contracts currently operative by and between and Florida Tax Collectors and CPS, Inc. with the exception of Hillsborough County (all contracts) and Palm Beach County (RPS System);
2.

Provide the Florida Tax Collectors with a migration path to a new tax management software system. Said system shall be designed to operate in conjunction with a rational Database Management System (RDBMS), e.g. Oracle, SQL-Server, etc;

3.

Limit any future price increase for software support and Monthly License Fees (MLF) to a maximum annual increase of seven percent (7%) for a period of three (3) years from the date of contract assumption; and

4.	Use its best efforts to provide staffing levels in a Florida office location, sufficient in quality and quantity to provide the Florida Tax Collector's with a reasonable level of software support.

CONTRACTS TO BE ASSUMED

FLORIDA - Tax (T/C, H/F, O/L, T/D, T/S)

1.	Alachua	14.	Monroe
2.	Broward	15.	Okaloosa
3.	Charlotte	16.	Orange
4.	Columbia	17.	Osceloa
5.	Gradsden	18.	Polk
6.	Gilchrist	19.	St. Johns
7.	Hendry	20.	Santa Rosa
8.	Highlands	21.	Sarasota
9.	Lake	22	Sumter
10.	Lee	23.	Suwannee
11.	Leon	24.	Taylor
12.	Levy	25.	Volusia
13.	Marion

FLORIDA INTEGRATED VOICE RESPONSE IVR
1.	Brevard
2.	Broward
3.	Escambia
4.	Leon
5.	Manatee
6.	Martin
7.	Monroe
8.	Okaloosa
9.	Orange
10.	Palm Beach
11.	Pasco
12.	Pinellas
13.	Polk
14.	St. Lucie
15.	Sarasota
16.	Seminole
17.	Volusia

FLORIDA - LEGACY FINANCIALS

1.	Alachua
2.	Columbia
3.	Lake
4.	Osceola
5.	Polk
6.	Santa Rosa
7.	Sumter

FLORIDA - INTERNET

1.	Okaloosa
2.	Lake
3.	Santa Rosa (to the extent such exists)

Texas - Tax		Texas COBOL Appraisal

1.	Brookshire	1.	Concho County
2.	City of Balch Springs	2	Donley County Appraisal Dist.
3.	Concho County	3.	Hamilton CAD
4.	Cooke County	4.	Mason County Appraisal Dist.
5.	Conley County Appraisal Dist.	5.	Matagonda County
6.	Groesbeck	6.	Sutton County Appraisal Dist.
7.	Hamilton CAD	7.	Young County Appraisal Dist.
8.	Katy
9.	Mason County Appraisal Dist.
10.	Matagorda County
11.	Sutton County Appraisal Dist.
12.	Young County Appraisal Dist.
13.

Oklahoma - Legacy COBOL Tax

1.	Canadian
2.	Carter
3.	Cleveland
4.	Comanche
5.	Logan
6.	Rogers
7.	Texas
8.	Washington

Legacy Informix CAMA

1.	Martin County, Florida
2.	Surry County, NC
3.	Union County, NC
4.	Cooke County, TX (Appraiser Dist.)
5.	Canadian County, OK
6.	Carter County, OK
7.	Cleveland County, OK
8.	Comanche County, OK
9.	Delaware County, OK
10.	Logan County, OK
11.	Osage County, OK
12.	Payne County, OK
13.	Rogers County, OK
14.	Texas County, OK
15.	Wagoner County, OK
16.	Washington County, OK

BILL OF SALE

Date:	June 13, 2000

Seller:	Walter O'Cheskey, Trustee in Bankruptcy for CPS Systems. Inc.; Case
No. 00-30405-HCA-11
Seller's Mailing Address (including County):

2575 South Loop 289, Suite 103 Lubbock, Lubbock County, Texas 79423

Buyer:	Manatron, Inc,

Buyer's Mailing Address (including County):

510 East Milham Avenue Portage, Michigan

Consideration:

ONE THOUSAND AND NO/100 DOLLARS ($1000.00) and other good and valuable consideration.

Personal Property:

All tools and parts located in the CPS Dallas, Texas office (located at 3400 Carlisle, Suite 500, Dallas, Texas) and all tools and parts located in the CPS Tampa, Florida office (located at 4902 Eisenhower Blvd, Suite 350, Tampa, Florida). These assets are sold pursuant to the terms of the Order Authorizing Sale of Tools and Parts to Manatron, Inc. Free and Clear of Liens entered by the Bankruptcy Court on the 1st day of June, 2000, a copy of said Order is attached hereto as Exhibit "A."

The Trustee and the Buyer agree that this property is sold:

"as is where is" and Trustee makes no warranties either expressed or implied including, but not limited to, any warranty relating to the condition, merchantability, or fitness for a particular purpose or any other matter concerning the property .

/s/ Walter O'Cheskey
Walter O'Cheskey

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In Re:	§
§
CPS Systems, Inc., Debtor	§ § §	Case No. 00-30405-HCA-II

ORDER AUTHORIZING SALE OF
TOOLS AND PARTS TO MANATRON, INC.
FREE AND CLEAR OF ALL LIENS, CLAIMS AND ENCUMBRANCES

          ON THIS DAY came to be considered the Trustee's Motion for Authority to Sell Property Free and Clear of all Liens, Claims and Encumbrances ("Motion") filed by Walter O'Cheskey, the Chapter 11 Trustee of the above-referenced bankruptcy estate ("Trustee") seeking to sell property more particularly described as:

All tools and parts located in the CPS Dallas, Texas office, (located at
3400 Carlisle, Suite 500, Dallas, Texas) and the CPS Tampa, Florida
office (located at 4902 Eisenhower Blvd., Suite 350, Tampa, Florida
("property").

          The Court finds that proper notice was given to all creditors and parties in interest, and the Court having further considered the Trustee's Motion is of the opinion that the personal property should be sold under the terms and conditions described in the Trustee's Motion, it is

          THEREFORE ORDERED, ADJUDGED, AND DECREED that the Trustee is hereby authorized to sell all the tools and parts located in the CPS Dallas, Texas office and the Tampa, Florida office to Manatron, Inc. of Portage, Michigan for the total sum of $1,000.00.

          IT IS FURTHER ORDERED that the Trustee is hereby authorized to sell the property described above clear of all liens, claims and encumbrances, and all valid liens, claims and encumbrances, if any, shall attach to the proceeds of sale of the subject property in order of priority, subject to all allowed administrative expenses and claims consisting of closing costs, brokerage fees and expenses, legal fees and expenses, as well as Trustee's commissions and expenses set forth in 11 U.S.C. Section 326 associated with the sale of the property.

          IT IS FURTHER ORDERED that the is hereby authorized to execute all necessary documents to consummate this sale.

          IT IS FURTHER ORDERED that all liens and other interests encumbering the assets purchased by Manatron, Inc. shall flow to and attach to the proceeds of the sale with the same rank, priority and effect as they encumber the property at the time of the sale, but upon completion of the sale of the property to Manatron, Inc., the Trustee will retain the proceeds in an interest-bearing trust account and not distribute them without further authority and permission of this Court .

Dated: June 1, 2000	/s/ The Honorable Harold C. Abramson
The Honorable Harold C. Abramson, United States Bankruptcy Judge